CERTIFICATE OF DESIGNATION

OF

SERIES B PREFERRED STOCK

OF

iCURIE, INC.

(Pursuant to Section 78.1955 of the
General Corporation Law of the State of Nevada)

FIRST: Of the 100,000,000 shares of Preferred Stock authorized to be issued by the Corporation, 30,000,000 have previously been designated Series A Preferred Stock.

SECOND: Of the remaining 70,000,000 shares of Preferred Stock authorized to be issued by the Corporation, 7,000,000 shares are hereby designated as “Series B Preferred Stock.” The rights, qualifications, limitations, preferences, privileges and restrictions granted to and imposed upon the Series B Preferred Stock are as set forth below (capitalized terms not otherwise defined in this Certificate of Designation shall have the meanings ascribed to them in the Corporation’s Amended and Restated Articles of Incorporation).

1. Rank. The Series B Preferred Stock shall, with respect to rights of liquidation, winding up and dissolution, rank senior to the Common Stock and junior to the Series A Preferred Stock.

2. Dividends. In the event any dividend or other distribution payable in cash or other property is declared on the Common Stock, each holder of Series B Preferred Stock on the record date for such dividend or distribution shall be entitled to receive on the date of payment or distribution of such dividend or other distribution the same cash or other property which such holder would have received on such record date if such holder were the holder of record of the number (including any fraction) of shares of Common Stock into which the shares of Series B Preferred Stock then held by such holder are then convertible.

3. Participation Rights.

(a) The term “Sale Event” shall mean the merger or consolidation of the Corporation with or into another corporation (except if the Corporation is the surviving entity) or other similar transaction or series of related transactions in which fifty percent (50%) or more of the voting power of the stockholders of the Corporation is sold, transferred or otherwise disposed, or all or substantially all of the assets of the Corporation are sold, transferred or otherwise disposed of, to any one or more entities in which the stockholders of the Corporation immediately prior to such transaction do not own a majority of the voting power of each such entity immediately following such transaction; provided that an event described above shall not be treated as a Sale Event if a majority in interest of holders of the Series B Preferred Stock elect not to treat such event as a Sale Event.

(b) The term “Liquidation Event” shall mean any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that an event described above shall not be treated as a Liquidation Event if a majority in interest of holders of the Series B Preferred Stock elect not to treat such event as a Liquidation Event.

(c) Upon the occurrence of a Sale Event or Liquidation Event, before any distribution of assets shall be made to the holders of Common Stock or any other capital stock of the Corporation other than the Series A Preferred Stock, the holder of each share of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (the “Available Assets”) an amount equal to the Original Issue Price plus all accrued but unpaid dividends due and payable on such share up to the date of distribution of the assets of the Corporation (the “Liquidation Preference”).

(d) After payment of the Liquidation Preference for a Sale Event, the assets of the Corporation legally available for distribution (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock (excluding the Series A Preferred and Series B Preferred shareholders who have not converted).

(e) After payment of the Liquidation Preference for a Liquidation Event, the assets of the Corporation legally available for distribution (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock, the Series A Preferred Shares, and the Series B Preferred Shares (with the Series A Preferred and Series B Preferred shareholders participating on a common equivalent basis).

(f) If, upon the occurrence of any Sale Event or Liquidation Event, the Available Assets shall be insufficient to pay the holders of shares of Series B Preferred Stock the full Liquidation Preference, the holders of shares of Series B Preferred Stock shall receive the entire remaining assets and funds of the Corporation legally available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The amount deemed distributed for purposes of determining the Liquidation Preference from the holders of shares of Series B Preferred Stock upon any such transaction deemed to be a Liquidation Event shall be the cash or the value of the property rights or securities distributed to such holders by the acquiring person, firm or entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors.

(g) Written notice of the occurrence of a Sale Event or Liquidation Event, stating a payment date, the Liquidation Amount and the place where said Liquidation Amount shall be payable, shall be delivered in person or by nationally recognized overnight courier not less than seven calendar days prior to the payment date stated therein, to the holders of record of the Series B Preferred Stock, such notice to be addressed to each such holder at its address as shown in the records of the Corporation.

4. Conversion.

(a) Terms of Conversion.

(i) Optional Conversion. The holder of each share of Series B Preferred Stock shall have the right (the “Conversion Right”), at such holder’s option, to convert such share at any time, without cost and otherwise on the terms of this Section 4, into the number of fully paid and non-assessable shares of Common Stock that results from dividing the Conversion Price into the Original Issue Price plus any accrued and unpaid dividends. The initial Conversion Price is $1.00 for the Series B Preferred Stock, resulting in an initial conversion ratio of 1:1. The Conversion Price of each share of Series B Preferred Stock shall be subject to adjustment from time to time as provided in this Section 4.

(ii) Mandatory Conversion. Each share of Series B Preferred Stock shall be automatically converted, without cost, on the terms of this Section 4, into the number of shares of Common Stock into which such share of Series B Preferred Stock would be convertible under Section 4(a)(i) upon the first to occur of the following (each a “Conversion Event”): (A) the holders of at least a majority of the outstanding shares of Series B Preferred Stock consent to such conversion; (B) all shares of outstanding Series A Preferred Stock have converted to Common Stock in accordance with the terms of the Series A Preferred Stock, (C) the Corporation shall have issued equity securities of the Corporation or any subsidiary for total, aggregate consideration of $15 million subsequent to December 16, 2005 (the “Original Issue Date”), at a per share price equal to three (3) times the then current Conversion Price of the Series B Preferred Stock or (D) the Corporation’s Common Stock trades or is quoted on an exchange or over the counter quotation service at a price per share equal to three (3) times the then current Conversion Price of the Series B Preferred Stock for twenty (20) consecutive trading days and such shares are traded at an average daily dollar volume of $250,000 (average share price times the average volume) during the same twenty (20) day trading period and the shares of Common Stock are registered for resale at the time of conversion under an effective registration statement.

(b) Mechanics of Conversion.

(i) Optional Conversion. A holder of any share of Series B Preferred Stock may exercise the Conversion Right of such share by surrendering the certificate therefor, duly endorsed, at the office of the Corporation or of any transfer agent for Series B Preferred Stock, together with a written notice to the Corporation which shall state:

(A) that such holder elects to convert the same,

(B) the number of shares of Series B Preferred Stock being converted, and

(C) the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.

Thereupon the Corporation or its duly authorized transfer or other agent shall promptly issue and deliver to the holder of such shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. If the certificate evidencing Series B Preferred Stock being converted shall also evidence shares of Series B Preferred Stock not being converted, then the Corporation shall also deliver to the holder of such certificate, or to the nominee or nominees of such holder, a new stock certificate evidencing Series B Preferred Stock not converted.

(ii) Mandatory Conversion. The Corporation shall give written notice to each holder of a share of Series B Preferred Stock not more than forty (40) nor less than ten (10) days before the anticipated effective date of a Conversion Event. Following the conversion of such shares, each holder of shares so converted may surrender the certificate therefor at the office of the Corporation or any transfer agent for the Series B Preferred Stock. Upon such surrender, the Corporation shall issue and deliver to each holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Any dividends or distributions unpaid but accrued at the time of conversion with respect to a share of Series B Preferred Stock so converted shall be payable, when declared, ratably to the holders of the Common Stock issued upon such conversion.

(c) Effective Date.

(i) Optional Conversion. The conversion of any shares of Series B Preferred Stock shall be deemed to have been made immediately prior to the close of business on the date that the shares to be converted are surrendered to the corporation or transfer agent together with the notice required by Section 4(b)(i), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(ii) Mandatory Conversion. The conversion of shares of Series B Preferred Stock shall take place upon the occurrence of a Conversion Event, whether or not the certificates representing such shares of Series B Preferred Stock shall have been surrendered or new certificates representing the shares of Common Stock into which such shares have been converted shall have been issued.

(d) Adjustment of Conversion Price.

(i) Special Definitions. For purposes of this Section 4, the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(C) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than the following (“Exempted Securities”):

(I) shares of Common Stock issued or deemed issued as a dividend or distribution on Series B Preferred Stock;

(II) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4(e) or 4(f) below;

(III) up to 10,000,000 shares of Common Stock issued or deemed issued to employees or directors of, or consultants to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation;

(IV) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; or

(V) up to 200,000 shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if: (a) the consideration per share (determined pursuant to Subsection 4(d)(v)) for such Additional Share of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock, or (b) prior to such issuance or deemed issuance, the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series B Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii) Deemed Issue of Additional Shares of Common Stock.

(A) If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities pursuant to Section 4(d)(i)(C)(III) above) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Subsection 4(d)(iv) below, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities pursuant to Section 4(d)(i)(C)(III) above), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Subsection 4(d)(iv) below (either because the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4(d)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Subsection 4(d)(iv) below, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security never been issued.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii)), without consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

(A) CP2 shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(B) CP1 shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(C) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion of Convertible Securities (including the Series B Preferred Stock) outstanding immediately prior to such issue);

(D) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(E) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(v) Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(I) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors of the Corporation.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(I) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(II) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Subsection 4(d)(iv) above, and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without additional giving effect to any adjustments as a result of any subsequent issuances within such period).

(e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock without a comparable subdivision of the Series B Preferred Stock or combine the outstanding shares of Series B Preferred Stock without a comparable combination of the Common Stock, the Conversion Price in effect immediately before that subdivision or combination shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock without a comparable combination of the Series B Preferred Stock or effect a subdivision of the outstanding shares of Series B Preferred Stock without a comparable subdivision of the Common Stock, the Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock, registered for resale under an effective registration statement at the time such dividend is paid or such distribution is made, in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series B Preferred Stock (A) which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution, and (B) where the Common Stock into which such Series B Preferred Stock is convertible is registered for resale under an effective registration statement at the time such dividend is paid or such distribution is made.

(g) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation, or sale or other transfer of all or substantially all of the assets of the Corporation, in which the Common Stock (but not the Series B Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections (e) or (f) of this Section 4), then, following any such reorganization, recapitalization, reclassification, consolidation, merger, or sale, each share of Series B Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, merger, or sale, would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock. The Corporation will not merge or consolidate with or into any other corporation, or sell or otherwise transfer its property, assets and business substantially as an entirety to another corporation, unless the corporation resulting from such merger or consolidation (if not the Corporation), or such transferee corporation, as the case may be, shall expressly assume in writing the due and punctual performance and observance of each and every covenant and condition of these Amended and Restated Articles of Incorporation to be performed and observed by the Corporation.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series B Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series B Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series B Preferred Stock.

(i) Notice of Record Date. In the event the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right or of any Liquidation Event, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series B Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such Liquidation Event is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series B Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such Liquidation Event, and the amount per share and character of such exchange applicable to the Series B Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice. Any notice required by the provisions hereof to be given to a holder of shares of Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation.

(j) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. If a single holder shall surrender more than one share of Series B Preferred Stock for conversion at the same time, the number of full shares of Common Stock issuable by the Corporation upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered. In lieu of any fractional shares to which a holder would otherwise be entitled on conversion, such holder shall receive cash in an amount equal to the product of such fraction multiplied by the fair market value of one share of the Corporation’s Common Stock on the date of conversion, as determined in good faith by the Board of Directors of the Corporation.

(k) Reservation of Shares. The Corporation will take such corporate action as may be necessary from time to time so that all times it will have authorized, and reserved out of its authorized but unissued Common Stock for the sole purpose of issuance upon conversion of shares of Series B Preferred Stock, a sufficient number of shares of Common Stock to permit the conversion in full of all shares of Series B Preferred Stock then outstanding.

(l) Full Consideration. All shares of Common Stock which shall be issued upon the exercise of the Conversion Right of any Series B Preferred Stock will, upon issuance, be fully paid and non-assessable. The Corporation will pay such amounts and will take such other action as may be necessary from time to time so that all shares of Common Stock which shall be issued upon the exercise of the Conversion Right of any Series B Preferred Stock will, upon issuance and without cost to the recipient, be free from all preemptive rights, taxes, liens and charges with respect to the issue thereof.

5. Voting.

(a) On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law, holders of Series B Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.

THIRD: That such designation of the rights, qualifications, limitations, preferences, privileges and restrictions of the Series B Preferred Stock was duly made by the Board of Directors of the Corporation pursuant to the provisions of the Amended and Restated Articles of Incorporation of the Corporation, and in accordance with the provisions of Section 78.1955 of the General Corporation Law.

IN WITNESS WHEREOF, the undersigned has duly caused this Certificate of Designation to be executed this 30th day of November, 2005.

iCURIE, INC.

By:	/s/ Hakan Wretsell
Hakan Wretsell
Its: Chief Executive Officer